CERTIFICATE OF AMENDMENT TO THE

                RESTATED AND AMENDED CERTIFICATE OF INCORPORATION

                                  OF ECCS, INC.

     Pursuant to Section 14A:7-2 of the New Jersey Business Corporation Act, the undersigned corporation executes this Certificate of Amendment to its Restated and Amended Certificate of Incorporation.

     1.  The name of the corporation is ECCS, Inc. (the "Corporation").

     2. Paragraph II(1)of the Corporation's Certificate of Amendment to the Restated and Amended Certificate of Incorporation filed on March 8, 2001 with the Secretary of State of the State of New Jersey, as amended on April 3, 2001, is amended to read in its entirety as follows:

          "(1) Number and  Designation.  2,125,000 shares of the Preferred Stock
               -----------------------
of the Corporation shall be designated as 6% Cumulative Convertible Preferred Stock, Series A (the "Series A Convertible Preferred Stock")."

     3. The foregoing amendment establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof was duly adopted by the Board of Directors on the 25th day of January, 2001 pursuant to authority vested in it by the Certificate of Incorporation.

                                    * * * * *

     IN WITNESS WHEREOF, this Certificate of Amendment is made this 18th day of April, 2001.

                                      ECCS, INC.



                                      By:/s/ Gregg M. Azcuy
                                         ---------------------------------------
                                         Gregg M. Azcuy, President and
                                         Chief Executive Officer


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